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                                                                     EXHIBIT 4.1


                          SECURITIES PURCHASE AGREEMENT







                               SEPTEMBER 21, 2000
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                                TABLE OF CONTENTS

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1.       PURCHASE AND SALE OF PREFERRED STOCK AND WARRANTS..................................          1

         1.1      Sale and Issuance of Preferred Stock and Warrants.........................          1
         1.2      Closing; Delivery.........................................................          2

2.       REPRESENTATIONS AND WARRANTIES OF NEOGENE..........................................          2

         2.1      Organization, Good Standing and Qualification.............................          2
         2.2      Capitalization............................................................          3
         2.3      Subsidiaries..............................................................          3
         2.4      Authorization and Compliance..............................................          3
         2.5      Valid Issuance of Securities..............................................          4
         2.6      Governmental Consents.....................................................          4
         2.7      Litigation................................................................          5
         2.8      Intellectual Property.....................................................          5
         2.9      Compliance with Other Instruments and Laws; Permits.......................          5
         2.10     Agreements; Actions.......................................................          5
         2.11     Disclosure................................................................          6
         2.12     Related Party Transactions................................................          6
         2.13     Title to Assets...........................................................          6
         2.14     Employee Benefit Plans....................................................          7
         2.15     Tax Matters...............................................................          7
         2.16     Insurance.................................................................          7
         2.17     Private Offering..........................................................          7

3.       REPRESENTATIONS AND WARRANTIES OF NEOTHERAPEUTICS..................................          7

         3.1      Organization, Good Standing and Qualification.............................          7
         3.2      Capitalization............................................................          8
         3.3      Subsidiaries..............................................................          8
         3.4      Authorization and Compliance..............................................          8
         3.5      Valid Issuance of Securities..............................................          9
         3.6      Governmental Consents.....................................................          9
         3.7      Litigation................................................................         10
         3.8      Intellectual Property.....................................................         10
         3.9      Compliance with Other Instruments and Laws; Permits.......................         10
         3.10     Private Offering..........................................................         11
         3.11     SEC Reports...............................................................         11
         3.12     Absence of Certain Developments...........................................         12
         3.13     Disclosure................................................................         12
         3.14     Related Party Transactions................................................         12
         3.15     Title to Assets...........................................................         12
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         3.16     Form S-3 Eligibility......................................................         13
         3.17     Listing and Maintenance Requirements......................................         13

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASERS.......................................         13

         4.1      Authorization.............................................................         13
         4.2      Experience; Qualified Institutional Buyer.................................         13
         4.3      Purchase Entirely for Own Account.........................................         14
         4.4      Disclosure of Information.................................................         14
         4.5      Restricted Securities.....................................................         14
         4.6      No Public Market..........................................................         15
         4.7      Residence.................................................................         15
         4.8      Further Restrictions on Disposition.......................................         15
         4.9      Legends...................................................................         15
         4.10     Foreign Investors.........................................................         16

5.       FIRST RIGHT TO EXCHANGE SHARES FOR NEOTHERAPEUTICS PREFERRED STOCK.................         17

         5.1      Exchange Right............................................................         17
         5.2      Exchange Notice; Filing of Designations...................................         17
         5.3      Certificates; Debentures..................................................         18
         5.4      Record Holder.............................................................         18
         5.5      Valid Issuance............................................................         18
         5.6      Investment Representations................................................         18

6.       SECOND RIGHT TO EXCHANGE SHARES FOR NEOTHERAPEUTICS PREFERRED STOCK................         19

         6.1      Exchange Right............................................................         19
         6.2      Exchange Notice; Filing of Designations...................................         19
         6.3      Certificates; Debentures..................................................         20
         6.4      Record Holder.............................................................         20
         6.5      Valid Issuance............................................................         20
         6.6      Investment Representations................................................         20

7.       OTHER AGREEMENTS...................................................................         20

         7.1      Furnishing of Information.................................................         21
         7.2      Voting....................................................................         21
         7.3      Acknowledgement of Dilution...............................................         21
         7.4      Integration...............................................................         21
         7.5      Increase in Authorized Shares.............................................         22
         7.6      Right of First Refusal....................................................         22
         7.7      Certain Securities Laws Disclosures; Publicity............................         25
         7.8      Transfer of Intellectual Property Rights..................................         25
         7.9      Use of Proceeds...........................................................         26
         7.10     Reimbursement.............................................................         26
         7.11     Independent Nature of Purchasers' Obligations and Rights..................         26
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8.       MISCELLANEOUS......................................................................         27

         8.1      Survival of Warranties....................................................         27
         8.2      Transfer; Successors and Assigns..........................................         27
         8.3      Governing Law.............................................................         27
         8.4      Counterparts..............................................................         27
         8.5      Titles and Subtitles......................................................         27
         8.6      Notices...................................................................         27
         8.7      Finder's Fee..............................................................         28
         8.8      Fees and Expenses.........................................................         28
         8.9      Attorney's Fees...........................................................         28
         8.10     Amendments and Waivers....................................................         28
         8.11     Severability..............................................................         28
         8.12     Delays or Omissions; Remedies Cumulative..................................         29
         8.13     Entire Agreement..........................................................         29
         8.14     California Corporate Securities Law.......................................         29
         8.15     Confidentiality...........................................................         29
         8.16     Reliance..................................................................         29
         8.17     Joint and Several Liability...............................................         30


Exhibit A      Form of NeoGene Warrant
Exhibit B      Form of NeoTherapeutics Warrant
Exhibit C      NeoGene Certificate of Determination
Exhibit D      Form of NeoGene Rights Agreement
Exhibit E      Form of NeoTherapeutics Rights Agreement
Exhibit F      Schedule of Exceptions to Representations and Warranties of NeoGene
Exhibit G      Schedule of Exceptions to Representations and Warranties of NeoTherapeutics
Exhibit H      Form of Legal Opinion of Latham & Watkins
Exhibit I      Form A of NeoTherapeutics 5% Subordinated Convertible Debenture due
               September 21, 2005
Exhibit J      Form A of Exchange Notice
Exhibit K      Form A of NeoTherapeutics Certificate of Designations
Exhibit L      Form B of NeoTherapeutics 5% Subordinated Convertible Debenture due
               September 21, 2005
Exhibit M      Form B of Exchange Notice
Exhibit N      Form B of NeoTherapeutics Certificate of Designations
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                                                                     EXHIBIT 4.1



                          SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement (this "Agreement") is made as of September 21, 2000 by and among NeoGene Technologies, Inc., a California corporation ("NeoGene"), NeoTherapeutics, Inc., a Delaware corporation ("NeoTherapeutics") and Montrose Investments Ltd., a Cayman Islands corporation and Strong River Investments, Inc., a Cayman Islands corporation (each such investor individually, a "Purchaser" and collectively, the "Purchasers").

         WHEREAS, NeoGene desires to issue and sell shares of its Series A Convertible Preferred Stock, no par value per share (the "Series A Preferred") and warrants (the "NeoGene Warrants") to purchase an aggregate of 22,676 shares of its common stock, no par value per share (the "NeoGene Common Stock"), in the form attached hereto as Exhibit A;

         WHEREAS, NeoTherapeutics owns 90% of the outstanding NeoGene Common Stock, and as such will benefit from the Purchasers' investment in NeoGene;

         WHEREAS, NeoTherapeutics desires to issue and sell, along with the Series A Preferred, warrants (the "NeoTherapeutics Warrants") to purchase an aggregate of 80,000 shares of its common stock, par value $.001 per share (the "NeoTherapeutics Common Stock") in the form attached hereto as Exhibit B, and NeoTherapeutics desires to grant an exchange right to the holders of Series A Preferred which will allow such holders to exchange their shares of Series A Preferred for preferred stock or debentures of NeoTherapeutics;

         WHEREAS, the Purchasers desire to acquire the Series A Preferred, the NeoGene Warrants and the NeoTherapeutics Warrants from NeoGene and NeoTherapeutics on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties agree as follows:

         1.       PURCHASE AND SALE OF PREFERRED STOCK AND WARRANTS.

                  1.1      SALE AND ISSUANCE OF PREFERRED STOCK AND WARRANTS.

                           (a) NeoGene shall adopt and file with the Secretary
of State of the State of California on or before the Closing (as defined below) a Certificate of Determination in the form attached hereto as Exhibit C (the "NeoGene Determination").

                           (b) Subject to the terms and conditions of this
Agreement, each Purchaser agrees to purchase, and NeoGene agrees to sell and issue to each Purchaser, at the Closing, (i) 55,555 shares of Series A Preferred Stock (collectively, the "Shares")and (ii) a NeoGene Warrants to purchase up to 11,338 shares of NeoGene Common Stock, and each Purchaser agrees to purchase, and NeoTherapeutics agrees to sell and issue to each Purchaser, at the Closing, a NeoTherapeutics Warrants to purchase up to 40,000 shares of NeoTherapeutics Common Stock. The total purchase price for the Shares, the NeoGene Warrant and the NeoTherapeutics Warrant issued to each Purchaser is $2,500,000 (the "Purchase Price"), which shall be paid to NeoGene by each Purchaser at the Closing. The Shares will have the rights,
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preferences and privileges set forth in NeoGene's Amended and Restated Articles of Incorporation (the "Restated Articles") and the NeoGene Determination.

                  1.2      CLOSING; DELIVERY.

                           (a) The purchase and sale of the Shares, the NeoGene
Warrants and the NeoTherapeutics Warrants shall take place at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California, at 10:00 a.m., on September 21, 2000, or at such other time and place as the parties shall mutually agree, in writing (which time and place are designated as the "Closing", and the date of the Closing is hereinafter referred to as the "Closing Date").

                           (b)  At the Closing, the parties shall make the
following deliveries:

                                    (i) NeoGene shall deliver to each Purchaser
(A) a certificate representing 55,555 Shares, (B) a NeoGene Warrant exercisable for up to 11,338 shares of NeoGene Common Stock, (C) a registered copy of the Restated Articles, (D) a registered copy of the NeoGene Determination, (E) an executed copy of this Agreement, (F) an executed copy of the Registration Rights Agreement in the form attached hereto as Exhibit D (the "NeoGene Rights Agreement") and (G) the opinion of Latham & Watkins, counsel for NeoGene and NeoTherapeutics, dated as of the Closing in the form attached hereto as Exhibit H.

                                    (ii) NeoTherapeutics shall deliver to each
Purchaser (A) a NeoTherapeutics Warrant exercisable for up to 40,000 shares of NeoTherapeutics Common Stock, (B) an executed copy of this Agreement and (C) an executed copy of the Registration Rights Agreement in the form attached hereto as Exhibit E (the "NeoTherapeutics Rights Agreement").

                                    (iii) Each Purchaser shall deliver (A) to
NeoGene, (1) the Purchase Price in immediately available funds by cashier's check payable to NeoGene or by wire transfer to an account specified by NeoGene and (2) an executed copy of the NeoGene Rights Agreement, (B) to NeoTherapeutics, an executed copy of the NeoTherapeutics Rights Agreement and
(C) to both NeoGene and NeoTherapeutics, an executed copy of this Agreement.

         2. REPRESENTATIONS AND WARRANTIES OF NEOGENE. NeoGene hereby represents and warrants to the Purchasers that, except as set forth on the NeoGene Schedule of Exceptions attached hereto as Exhibit F, specifically identifying the relevant subsection hereof (provided, that, all information disclosed in the NeoGene Schedule of Exceptions under a particular subsection shall be deemed disclosed only for the purposes of such subsection, and not for the purposes of any other subsection), as of the Closing:

                  2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. NeoGene is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as currently conducted and as proposed to be conducted. NeoGene is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would (i) adversely affect the legality, validity or enforceability of the NeoGene Securities (as defined below), the


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NeoTherapeutics Securities (as defined below) or the Exchange Securities (as defined below), or of this Agreement, the NeoGene Rights Agreement, the NeoTherapeutics Rights Agreement, the NeoGene Warrants or the NeoTherapeutics Warrants (collectively, the "Transaction Documents"), (ii) have or result in a material adverse effect on the results of operations, assets, prospects, or condition (financial or otherwise) of NeoGene and NeoTherapeutics taken as a whole, or (iii) adversely impair the ability of either NeoGene or NeoTherapeutics to perform fully on a timely basis their respective obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a "Material Adverse Effect").

                  2.2      CAPITALIZATION.

                           (a) The authorized capital of NeoGene consists of:
(i) 5,000,000 shares of preferred stock, of which 150,000 shares have been designated Series A Preferred, none of which are issued and (ii) 10,000,000 shares of Common Stock, 1,000,000 shares of which are issued and outstanding immediately prior to the Closing.

                           (b) All of the outstanding shares of NeoGene's Common
Stock are duly authorized, fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

                           (c) NeoGene has reserved a total of 250,000 shares of
Common Stock for issuance to officers, directors, employees and consultants of NeoGene pursuant to its 2000 Stock Incentive Plan duly adopted by NeoGene's Board of Directors and approved by NeoGene's Stockholders. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from NeoGene of any of its securities or any other agreements to participate in the profits of NeoGene.

                  2.3 SUBSIDIARIES. NeoGene does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. NeoGene is not a participant in any joint venture, partnership or similar arrangement.

                  2.4      AUTHORIZATION AND COMPLIANCE.

                           (a) NeoGene has the requisite corporate power and
authority to enter into and to consummate the transactions contemplated by each of this Agreement, the NeoGene Determination, the NeoGene Warrants and the NeoGene Rights Agreement (collectively, the "NeoGene Agreements") and otherwise to carry out its obligations thereunder. All corporate action on the part of NeoGene, its officers, directors and stockholders necessary for the authorization, execution and delivery of the NeoGene Agreements, the performance of all obligations of NeoGene hereunder and thereunder and the authorization, issuance and delivery of the Shares, the NeoGene Common Stock issuable upon conversion of the Shares, the NeoGene Warrants and the NeoGene Common Stock issuable upon exercise of the NeoGene Warrants (collectively, the "NeoGene Securities") has been taken, and the NeoGene Agreements, when executed and delivered by NeoGene, shall constitute valid and legally binding obligations of NeoGene, enforceable against NeoGene in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or (ii) to the extent indemnification provisions in the NeoGene Rights Agreement may be limited by applicable federal and state securities laws.

                           (b) Subject to Section 2.6 of this Agreement, and
assuming that accuracy of the Purchasers' representations set forth in Section 4 hereof, neither the execution and delivery of the NeoGene Agreements nor the performance by NeoGene of its obligations under the NeoGene Agreements (including the issuance of the NeoGene Securities) will: (i) conflict with or violate any provisions of the Restated Articles or the By-laws of NeoGene; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt or obligation of NeoGene; (iii) require notice to or the consent of any party to any agreement or commitment, including, without limitation, any lease or license to which NeoGene is a party, or by which it or its properties is bound or subject; (iv) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of NeoGene under any agreement or commitment to which it is a party, or by which it or its properties is bound or subject; or
(v) violate any statute or law or any judgment, decree, order, regulation or rule of any court, regulatory body or governmental authority to which NeoGene or its properties is bound or subject.

                  2.5 VALID ISSUANCE OF SECURITIES. The Shares and the NeoGene Warrants when issued, sold and delivered in accordance with the terms hereof will be duly and validly issued, fully-paid and nonassessable, free and clear of all liens, encumbrances and rights of first refusal of any kind (collectively, "Liens,") and, based in part upon the representations of the Purchasers in this Agreement, will be issued in compliance with all applicable federal and state securities laws regarding registration or qualification. The shares of NeoGene Common Stock issuable upon conversion of the Shares or exercise of the NeoGene Warrants have been duly and validly authorized and reserved for issuance and, when issued and paid for in accordance with the terms of the NeoGene Determination and the NeoGene Warrant, shall be duly and validly issued, fully-paid and nonassessable and, based in part upon the representations of the Purchasers in this Agreement, such shares of Common Stock if issued at the Closing would be issued in compliance with all applicable federal and state securities laws.

                  2.6 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of NeoGene is required in connection with the offer, sale or issuance of the NeoGene Securities or the consummation of any other transactions contemplated by this Agreement, except for (i) filing of any registration statements with the Securities and Exchange Commission (the "Commission") in accordance with the NeoGene Rights Agreement, (ii) filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, other applicable state securities laws and Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), which filings shall be effected within the requisite time periods, (iii) the filing of the NeoGene Determination in the office of the Secretary of State of the State of California which shall be filed by NeoGene on or prior to the Closing and (iv) consents, approvals,

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orders, authorizations, registrations, qualifications, designations, declarations or filings where the failure to obtain or make such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings would not have or result in, individually or in the aggregate, a Material Adverse Effect.

                  2.7 LITIGATION. There is no action, suit, proceeding or investigation pending or, to NeoGene's knowledge, currently threatened against NeoGene that questions the validity of the NeoGene Agreements or the right of NeoGene to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in a Material Adverse Effect. NeoGene is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality specifically applicable to NeoGene. There is no action, suit, proceeding or investigation by NeoGene currently pending or which NeoGene intends to initiate.

                  2.8 INTELLECTUAL PROPERTY. NeoGene owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted (collectively, the "NeoGene Intellectual Property Rights") without any conflict with, or infringement of, the rights of others. NeoGene has not received any written communications alleging that NeoGene has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. To NeoGene's knowledge, all NeoGene Intellectual Property Rights are enforceable and there is no existing infringement by any person of such NeoGene Intellectual Property Rights. All patent applications that have been filed by NeoGene with the Patent and Trademark Office have been duly filed by NeoGene and NeoGene has taken all actions reasonably necessary to maintain the prosecution of such patent applications.

                  2.9 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS; PERMITS. NeoGene is not in violation or default of any provision of its Restated Articles or By-Laws. NeoGene is not in violation of, or in default under, any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties are bound, which violations or defaults, individually or in the aggregate, would have a Material Adverse Effect. To NeoGene's knowledge, it is not in violation of any provision of any federal, state or local statute, rule or regulation which would have a Material Adverse Effect. NeoGene has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Material Adverse Effect. NeoGene is not in default in any material respect under any of such franchises, permits, licenses or other similar authority, and has not received any notice of proceeding relating to the revocation or modification of any of its permits or licenses.

                  2.10 AGREEMENTS; ACTIONS.

                           (a) Except for agreements explicitly contemplated by
the NeoGene Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which NeoGene is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, NeoGene in excess of, $50,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from NeoGene (other than end-user, object code, internal use software licenses and support/maintenance agreements), or (iii) the grant of rights to any person or entity to manufacture, produce, assemble, license, market, or sell NeoGene's products or services or affect adversely NeoGene's exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services.

                           (b) NeoGene has not (i) declared or paid any
dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock (including any repurchases thereof), (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000 or in excess of $100,000 in the aggregate,
(iii) made any loans or advances to any person or entity, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                           (c) NeoGene is not a guarantor or indemnitor of any
indebtedness of any other person or entity.

                  2.11 DISCLOSURE. All written materials provided by NeoGene to the Purchasers regarding NeoGene, its business and the transactions contemplated hereby, including the Exhibits to this Agreement, furnished by or on behalf of NeoGene are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  2.12 RELATED PARTY TRANSACTIONS. NeoGene is not indebted, directly or indirectly, to any of its stockholders, officers or directors or to their respective affiliates, spouses or children, in any amount whatsoever other than in connection with payments for services rendered and for expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. To NeoGene's knowledge, none of NeoGene's stockholders, officers or directors, or any affiliates thereof or members of their immediate families, are, directly or indirectly, indebted to NeoGene (other than in connection with purchases of NeoGene's stock) or have any direct or indirect ownership interest in any entity with which NeoGene is affiliated or with which NeoGene has a business relationship, or any entity which competes with NeoGene, except that officers, directors and/or stockholders of NeoGene may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with NeoGene. To NeoGene's knowledge, none of NeoGene's stockholders, officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with NeoGene (other than to the extent any such person or entity is a party to a NeoGene Agreement).

                  2.13 TITLE TO ASSETS. NeoGene has good and marketable title in fee simple to all of its real and personal assets that it purports to own, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not individually or in the aggregate materially impair NeoGene's ownership or use of such assets. With respect to the assets it leases, NeoGene is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

                  2.14 EMPLOYEE BENEFIT PLANS. NeoGene does not have any Employee Benefit Plans as defined in the Employee Retirement Income Security Act of 1974.

                  2.15 TAX MATTERS. NeoGene has not filed a tax return for 1999. NeoGene has paid all taxes and other assessments due. NeoGene has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to
Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the business, properties or condition (financial or otherwise) of NeoGene. None of NeoGene's tax returns have ever been audited by any governmental authorities. NeoGene has withheld or collected from each payment made to its employees the amount of all taxes (including without limitation, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

                  2.16 INSURANCE. NeoGene has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

                  2.17 PRIVATE OFFERING. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4, the offer, issuance and sale of the NeoGene Securities to the Purchasers as contemplated hereby are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Neither NeoGene nor any person or entity acting on its behalf has taken or is, to the knowledge of NeoGene, contemplating taking any action which could subject the offering, issuance or sale of the NeoGene Securities to the registration requirements of the Securities Act including soliciting any offer to buy or sell the NeoGene Securities by means of any form of general solicitation or advertising.

         3. REPRESENTATIONS AND WARRANTIES OF NEOTHERAPEUTICS. NeoTherapeutics hereby represents and warrants to Purchasers that, except as set forth on the NeoTherapeutics Schedule of Exceptions attached hereto as Exhibit H, specifically identifying the relevant subsection hereof (provided, that, all information disclosed in the NeoTherapeutics Schedule of Exceptions under a particular subsection shall be deemed disclosed only for the purposes of such subsection, and not for the purposes of any other subsection), as of the
Closing:

                  3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. NeoTherapeutics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and as proposed to be conducted. NeoTherapeutics is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect.

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                  3.2      CAPITALIZATION.

                           (a) The authorized capital of NeoTherapeutics
consists, or will consist, immediately prior to the Closing, of: (i) 5,000,000 shares of preferred stock, of which 400 shares have been designated Series A Preferred, none of which are outstanding and (ii) 25,000,000 shares of NeoGene Common Stock, 10,756,926 shares of which are issued and outstanding immediately prior to the Closing.

                           (b) All of the outstanding shares of NeoTherapeutics
Common Stock are duly authorized, fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

                           (c) NeoTherapeutics has reserved a total of 2,401,430
shares of NeoTherapeutics Common Stock for issuance to officers, directors, employees and consultants of NeoTherapeutics pursuant to its 1991 and 1997 Stock Option Plans duly adopted by the Board of Directors and approved by NeoTherapeutics' stockholders (the "Stock Plans"). Of such reserved shares of NeoTherapeutics Common Stock, options to purchase 1,648,675 shares of NeoTherapeutics Common Stock have been granted and are currently outstanding, and 616,730 shares of NeoTherapeutics Common Stock remain available for future grants under the Stock Plans. Additionally, NeoTherapeutics has granted options to acquire 211,000 shares of NeoTherapeutics Common Stock, which options were not granted pursuant to any stock option plan.

                           (d) There are no other outstanding options, warrants,
rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from NeoTherapeutics of any of its securities or any other agreements to participate in the profits of NeoTherapeutics.

                  3.3 SUBSIDIARIES. Other than NeoGene, Advanced ImmunesTherapeutics, Inc., a California corporation and NeoTherapeutics, GmbH, a Switzerland corporation, NeoTherapeutics does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. NeoGene is not a participant in any joint venture, partnership or similar arrangement.

                  3.4      AUTHORIZATION AND COMPLIANCE.

                           (a) NeoTherapeutics has the requisite corporate power
and authority to enter into and to consummate the transaction contemplated by each of this Agreement, the NeoTherapeutics Designation (Form A) (as defined below), the NeoTherapeutics Designation (Form B) (as defined below), the NeoTherapeutics Debentures (Form A) (as defined below), the NeoTherapeutics Debentures (Form B) (as defined below), the NeoTherapeutics Warrants and the NeoTherapeutics Rights Agreement (collectively, the "NeoTherapeutics Agreements") and otherwise carryout its obligations thereunder. All corporate action on the part of NeoTherapeutics, its officers, directors and stockholders necessary for the authorization, execution and delivery of the NeoTherapeutics Agreements, the performance of all obligations of NeoTherapeutics hereunder and thereunder and the authorization, issuance and delivery of the NeoTherapeutics Warrants and the NeoTherapeutics Common Stock issuable upon exercise of the NeoTherapeutics Warrants (collectively, the "NeoTherapeutics Securities") has been taken, and the NeoTherapeutics Agreements, when executed and delivered by NeoTherapeutics, shall constitute valid and legally binding obligations of NeoTherapeutics, enforceable against NeoTherapeutics in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the NeoTherapeutics Rights Agreement may be limited by applicable federal or state securities laws.

                           (b) Subject to Section 3.6 of this Agreement, and
assuming that accuracy of the Purchasers' representations set forth in Section 4 hereof and assuming that such representations are true as of the date of any exchanges under Sections 5 and 6, neither the execution and delivery of the NeoTherapeutics Agreements nor the performance by NeoTherapeutics of its obligations under the NeoTherapeutics Agreements (including the issuance of the NeoTherapeutics Securities and the NeoTherapeutics Preferred Stock (Form A), the NeoTherapeutics Preferred Stock (Form B), the NeoTherapeutics Debentures (Form
A), the NeoTherapeutics Debentures (Form B), and the shares of NeoTherapeutics Common Stock upon conversion thereof (collectively, the "Exchange Securities")) will: (i) conflict with or violate any provisions of the Certificate of Incorporation of NeoTherapeutics (the "NeoTherapeutics Certificate") or its By-laws; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt or other obligation of NeoTherapeutics; (iii) require notice to or the consent of any party to any agreement or commitment, including, without limitation, any lease or license to which NeoTherapeutics is a party, or by which it or its properties is bound or subject; (iv) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of NeoTherapeutics under any agreement or commitment to which it is a party, or by which it or its properties is bound or subject; or (v) violate any statute or law or any judgment, decree, order, regulation or rule of any court, governmental authority or regulatory body to which NeoTherapeutics or its properties is bound or subject.

                  3.5 VALID ISSUANCE OF SECURITIES. The NeoTherapeutics Warrants when issued, sold and delivered in accordance with the terms hereof will be duly and validly issued, free and clear of all Liens and, based in part upon the representations of the Purchasers in this Agreement, will be issued in compliance with all applicable federal and state securities laws regarding registration or qualification. The shares of NeoTherapeutics Common Stock issuable upon exercise of the NeoTherapeutics Warrants have been duly and validly authorized and reserved for issuance and, when issued and paid for in accordance with the terms of the NeoTherapeutics Warrant, shall be duly and validly issued, fully-paid and nonassessable and, assuming that the representations of the Purchasers in this Agreement remain true at the time of exercise of the NeoTherapeutics Warrants, such shares of NeoTherapeutics Common Stock would be issued in compliance with all applicable federal and state securities laws.

                  3.6 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of NeoTherapeutics is required in connection with the offer, sale or issuance of the NeoTherapeutics Securities or the Exchange Securities or the consummation of any other transactions contemplated by this Agreement, except for (i) filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, other applicable state securities laws and Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), which filings shall be effected within the requisite time periods, (ii) the filing with the Commission of one or more registration statements meeting the requirements set forth in the NeoTherapeutics Rights Agreement, (iii) application(s) to the Nasdaq National Market ("NASDAQ") for the listing of additional shares with the NASDAQ (and with any other national securities exchange of market in which the NeoTherapeutics Common Stock is then listed) required by the NeoTherapeutics Rights Agreement, (iv) if applicable, the filing of a Certificate of Designation in accordance with Section 5 or
Section 6 below, and (v) consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings where the failure to obtain or make such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings would not have or result in, individually or in the aggregate, a Material Adverse Effect (the items described in clauses (i)-(v) of this Section 3.6 and in clauses
(i)-(iv) of Section 2.6 above are collectively, the "Required Approvals").

                  3.7 LITIGATION. There is no action, suit, proceeding or investigation pending or, to NeoTherapeutics' knowledge, currently threatened against NeoTherapeutics that questions the validity of the NeoTherapeutics Agreements or the right of NeoTherapeutics to enter into them, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in a Material Adverse Effect. NeoTherapeutics is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality specifically applicable to NeoTherapeutics. There is no action, suit, proceeding or investigation by NeoTherapeutics currently pending or which NeoTherapeutics intends to initiate.

                  3.8 INTELLECTUAL PROPERTY. NeoTherapeutics owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted (collectively, the "NeoTherapeutics Intellectual Property Rights") without any conflict with, or infringement of, the rights of others. NeoTherapeutics has not received any written communications alleging that NeoTherapeutics has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. To NeoTherapeutics' knowledge, all NeoTherapeutics Intellectual Property Rights are enforceable and there is no existing infringement by any person of such NeoTherapeutics Intellectual Property Rights. All patent applications that have been filed by NeoTherapeutics with the Patent and Trademark Office have been duly filed by NeoTherapeutics and NeoTherapeutics has taken all actions reasonably necessary to maintain the prosecution of such patent applications.

                  3.9 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS; PERMITS. NeoTherapeutics is not in violation or default of any provision of the NeoTherapeutics Certificate or by-laws. NeoTherapeutics is not in violation of, or in default under, any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties are bound, which violations or defaults, individually or in the aggregate, would have a Material Adverse Effect. To NeoTherapeutics' knowledge, it is not in violation of any provision of any federal, state or local statute, rule or regulation which would have a Material Adverse Effect. NeoTherapeutics has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could have a Material Adverse Effect. NeoTherapeutics is not in default in any material respect under any of such franchises, permits, licenses or other similar authority, and has not received any notice of proceeding relating to the revocation or modification of any of its permits or licenses.

                  3.10 PRIVATE OFFERING. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4, the offer, issuance and sale of the NeoTherapeutics Securities to the Purchasers as contemplated hereby are exempt from the registration requirements of the Securities Act. Neither NeoTherapeutics nor any person or entity acting on its behalf has taken or is, to the knowledge of NeoTherapeutics, contemplating taking any action which could subject the offering, issuance or sale of the Securities to the registration requirements of the Securities Act including soliciting any offer to buy or sell the NeoTherapeutics Securities by means of any form of general solicitation or advertising.

                  3.11     SEC REPORTS.

                           (a) NeoTherapeutics has filed all reports required to
be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") for the two years preceding the date hereof (collectively, the "SEC Reports") on a timely basis or has received a valid extension of such time for filing and has filed any such SEC Reports prior to the expiration of such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such reports and registration statements. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were, or will be, made, not misleading. All material agreements to which NeoTherapeutics is a party or to which its assets are subject have been filed as exhibits to the SEC Reports.

                           (b) The audited consolidated financial statements and
unaudited interim financial statements of NeoTherapeutics included in the SEC Reports comply as to form in all material respects with applicable accounting requirements of the Securities Act or the Exchange Act, as applicable, and with the published rules and regulations of the Commission with respect thereto. The financial statements and the condensed financial statements, as applicable, included in the SEC Reports (i) have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto), (ii) present fairly, in all material respects, the financial position of NeoTherapeutics and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules and regulations promulgated thereunder, and
(iii) are in all material respects in agreement with the books and records of NeoTherapeutics and its subsidiaries.

                  3.12 ABSENCE OF CERTAIN DEVELOPMENTS. Except as disclosed in the SEC Reports filed with the Commission prior to the date hereof or in NeoTherapeutics' press releases prior to the date hereof and except for the transactions contemplated by this Agreement, since June 30, 2000, (a) there has been no event, occurrence or development that has or that is reasonably likely to result in a material adverse effect to the business, operations or properties of NeoTherapeutics, (b) NeoTherapeutics or its subsidiaries have not incurred any liabilities (contingent or otherwise) other than (i) liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in NeoTherapeutics' financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (c) NeoTherapeutics has not altered its method of accounting or the identity of its auditors and (d) NeoTherapeutics has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing NeoTherapeutics' stock or stock option plans and existing agreements and terms of employment) with respect to its capital stock, or purchased, redeemed (or made any agreements to purchase or redeem) any shares of its capital stock.

                  3.13 DISCLOSURE. NeoTherapeutics confirms that it has not provided the Purchasers or their agents or counsel with any information that constitutes or might constitute material non-public information. NeoTherapeutics understands and confirms that the Purchasers shall be relying on the foregoing representations in effecting transactions in securities of NeoTherapeutics. All written materials provided by NeoTherapeutics to the Purchasers regarding NeoTherapeutics, its business and the transactions contemplated hereby, including the Exhibits to this Agreement, furnished by or on behalf of NeoTherapeutics are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.14 RELATED PARTY TRANSACTIONS. NeoTherapeutics is not indebted, directly or indirectly, to any of its stockholders, officers or directors or to their respective affiliates, spouses or children, in any amount whatsoever other than in connection with payments for services rendered and for expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. To NeoTherapeutics' knowledge, none of NeoTherapeutics' stockholders, officers or directors, or any affiliates thereof or members of their immediate families, are, directly or indirectly, indebted to NeoTherapeutics (other than in connection with purchases of NeoTherapeutics' stock) or have any direct or indirect ownership interest in any entity with which NeoTherapeutics is affiliated or with which NeoTherapeutics has a business relationship, or any entity which competes with NeoTherapeutics, except that officers, directors and/or stockholders of NeoTherapeutics may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with NeoTherapeutics. To NeoTherapeutics' knowledge, none of NeoTherapeutics' stockholders, officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with NeoTherapeutics (other than to the extent any such person or entity is a party to an Agreement).

                  3.15 TITLE TO ASSETS. NeoTherapeutics has good and marketable title in fee simple to all of its real and personal assets that it purports to own, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not individually or in the aggregate materially impair NeoTherapeutics' ownership or use of such assets. With respect to the assets it leases, NeoTherapeutics is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

                  3.16 FORM S-3 ELIGIBILITY. NeoTherapeutics is eligible to register its Common Stock for resale under Form S-3 promulgated under the Securities Act.

                  3.17 LISTING AND MAINTENANCE REQUIREMENTS. NeoTherapeutics has not, in the two years preceding the date hereof received notice (written or oral) from the NASDAQ or any other stock exchange, market or trading facility on which the NeoTherapeutics Common Stock is or has been listed (or on which it has been quoted) to the effect that NeoTherapeutics is not in compliance with the listing or maintenance requirements of such exchange, market or trading facility. NeoTherapeutics is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

         4. REPRESENTATIONS AND WARRANTIES OF PURCHASERS. Each Purchaser hereby represents and warrants to NeoGene and NeoTherapeutics that as of the Closing:

                  4.1 AUTHORIZATION. Purchaser has full power and authority to enter into this Agreement, the NeoGene Rights Agreement and the NeoTherapeutics Rights Agreement. This Agreement, the NeoGene Rights Agreement and the NeoTherapeutics Rights Agreement, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the NeoGene Rights Agreement and the NeoTherapeutics Rights Agreement may be limited by applicable federal or state securities laws.

                  4.2 EXPERIENCE; QUALIFIED INSTITUTIONAL BUYER. Purchaser has experience as an investor in securities of companies in the developmental stage and acknowledges that it can bear the economic risk of its investment in the NeoGene Securities and NeoTherapeutics Securities. Purchaser has either (a) a pre-existing personal or business relationship with both NeoGene and NeoTherapeutics or any of the officers, directors or controlling persons of both, that is of a nature and duration which enables Purchaser to be aware of the character, business acumen and general business and financial circumstances of both NeoGene and NeoTherapeutics or (b) by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by either NeoGene or NeoTherapeutics or any affiliate or selling agent of either NeoGene or NeoTherapeutics, directly or indirectly, Purchaser has the capacity to protect its own interests in connection with its purchase of the NeoGene Securities and NeoTherapeutics Securities. Purchaser has the financial capacity to bear the risk of this investment. Purchaser is a qualified institutional buyer as defined in Rule 144A promulgated under the Securities Act.

                  4.3 PURCHASE ENTIRELY FOR OWN ACCOUNT. The NeoGene Securities and the NeoTherapeutics Securities to be acquired by Purchaser will be acquired for investment for Purchaser's own account (or a trust account if Purchaser is a nominee), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third person, with respect to any of the NeoGene Securities or the NeoTherapeutics Securities. Purchaser has not been formed for the specific purpose of acquiring the NeoGene Securities and the NeoTherapeutics Securities.

                  4.4 DISCLOSURE OF INFORMATION. Purchaser has received and reviewed information about NeoGene and NeoTherapeutics and has had an opportunity to discuss each of NeoGene's and NeoTherapeutics' business, management and financial affairs with their management and to review each of NeoGene's and NeoTherapeutics' facilities. Purchaser understands and acknowledges that such discussions, as well as any written information issued by either NeoGene or NeoTherapeutics, (i) were intended to describe the aspects of such company's business and prospects which such company believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the company's actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements. Nothing contained in this
Section 4.4 shall limit in any respect representations and warranties of NeoGene and NeoTherapeutics contained in this Agreement.

                  4.5 RESTRICTED SECURITIES. Purchaser understands that the NeoGene Securities and the NeoTherapeutics Securities have not been, and will not be, prior to issuance, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Purchaser understands that the NeoGene Securities and the NeoTherapeutics Securities are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold such securities indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that NeoGene has no obligation to register or qualify the NeoGene Securities for resale except as set forth in the NeoGene Rights Agreement and NeoTherapeutics has no obligation to register or qualify the NeoTherapeutics Securities for resale except as set forth in the NeoTherapeutics Rights Agreement. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the NeoGene Securities or the NeoTherapeutics Securities, and on requirements relating to NeoGene or NeoTherapeutics which are outside of Purchaser's control, and which, except as otherwise set forth herein, NeoGene or NeoTherapeutics is under no obligation and may not be able to satisfy. Purchaser acknowledges that each of NeoGene and NeoTherapeutics will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 4 and will transfer securities on their books only to the extent not inconsistent therewith.

                  4.6 NO PUBLIC MARKET. Purchaser understands that no public market now exists for any of the securities issued by NeoGene, and that NeoGene has made no assurances that a public market will ever exist for the NeoGene Securities.

                  4.7 RESIDENCE. The office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on the signature pages.

                  4.8 FURTHER RESTRICTIONS ON DISPOSITION. NeoGene Securities, NeoTherapeutics Securities and Exchange Securities may only be disposed of pursuant to an effective registration statement under the Securities Act, to either NeoGene or NeoTherapeutics, respectively, or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with any applicable federal and state securities laws. In connection with any transfer of NeoGene Securities, NeoTherapeutics Securities or Exchange Securities other than pursuant to an effective registration statement or to NeoGene or NeoTherapeutics, respectively, except as otherwise set forth herein, NeoGene or NeoTherapeutics, as applicable, may require the transferor thereof to provide to such company an opinion of counsel reasonably acceptable to such company, the form and substance of which opinion shall be reasonably satisfactory to such company, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, NeoGene and NeoTherapeutics hereby consent and agree to register on the books of the applicable company and with any transfer agent for the securities of the applicable company, without requiring a legal opinion, any transfer of NeoGene Securities, NeoTherapeutics Securities or Exchange Securities by the Purchaser to an affiliate of such Purchaser or to one or more funds or managed accounts under common management with such Purchaser, and any transfer among any such affiliates or one or more funds or managed accounts, provided (i) that the transferee certifies to such company that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act or a "qualified institutional buyer" as defined in Rule 144A promulgated under the Securities Act, as may be necessary to ensure compliance with the Securities Act, (ii) that it is acquiring the NeoGene Securities, NeoTherapeutics Securities or Exchange Securities solely for investment purposes, and (iii) that any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Purchaser under this Agreement, the NeoGene Rights Agreement and the NeoTherapeutics Rights Agreement.

                  4.9 LEGENDS. Purchaser understands that the NeoGene Securities, the NeoTherapeutics Securities and the Exchange Securities, and any securities issued in respect of or exchange for such securities, may bear the following legend until it is no longer required by law or the provisions of this
Section:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE

         SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

The NeoGene Securities, the NeoTherapeutics Securities and Exchange Securities shall not contain the legend set forth above nor any other legend at any time while a registration statement covering such securities is effective under the Securities Act or, in the event there is not an effective registration statement, covering such securities at such time if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). Each of NeoGene and NeoTherapeutics agree that with respect to any NeoGene Securities, NeoTherapeutics Securities or Exchange Securities, respectively, that are issued with a legend in accordance with this Section 4.9, it will, within three (3) Trading Days (as defined below) after request therefor by a Purchaser and the surrender by such Purchaser of the certificate representing the applicable NeoGene Securities, NeoTherapeutics Securities or Exchange Securities provide such Purchaser with a certificate or certificates representing such NeoGene Securities, NeoTherapeutics Securities or Exchange Securities, free from such legend at such time as such legend would not have been required under this Section 4.9 had such issuance occurred on the date of such request. NeoGene and NeoTherapeutics may not make any notation on their records or give instructions to any transfer agent which enlarge the restrictions of transfer set forth in this Section. Each Purchaser will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities (as defined in the NeoGene Rights Agreement or the NeoTherapeutics Rights Agreement, as applicable) pursuant to a registration statement. For the purposes of this Agreement, "Trading Day" means (a) a day on which the shares of NeoTherapeutics Common Stock are traded on the NASDAQ or on such of the New York Stock Exchange, American Stock Exchange or the Nasdaq SmallCap Market (each, a "Subsequent Market") on which the shares of NeoTherapeutics Common Stock are then listed or quoted, or (b) if the shares of NeoTherapeutics Common Stock are not listed on the NASDAQ or a Subsequent Market, a day on which the shares of NeoTherapeutics Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of NeoTherapeutics Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of NeoTherapeutics Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the shares of NeoTherapeutics Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close

                  4.10 FOREIGN INVESTORS. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the NeoGene Securities and the NeoTherapeutics

Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the NeoGene Securities and the NeoTherapeutics Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the NeoGene Securities or NeoTherapeutics Securities. Purchaser's subscription and payment for and continued beneficial ownership of the NeoGene Securities and the NeoTherapeutics Securities, will not violate any applicable securities or other laws of Purchaser's jurisdiction.

         5. FIRST RIGHT TO EXCHANGE SHARES FOR NEOTHERAPEUTICS PREFERRED STOCK. In addition to the other rights granted to the Purchasers hereunder, NeoTherapeutics hereby grants the following exchange right (a "First Exchange Right") to the Purchasers:

                  5.1      EXCHANGE RIGHT.

                           (a) Each Purchaser shall have the right, at its
option, at any time and from time to time after the fourth monthly anniversary of the Closing, to exchange all or a portion of the Shares then held by such Purchaser for a number of shares of Series B Convertible Preferred Stock, $.001 par value per share, of NeoTherapeutics (the "NeoTherapeutics Preferred Stock (Form A)") equal to (i) the aggregate liquidation preference of the Shares surrendered for exchange plus any accrued but unpaid dividends thereon, divided by (ii) the stated value per share of the NeoTherapeutics Preferred Stock (Form
A).

                           (b) If (i) at the time a Purchaser delivers an
Exchange Notice (Form A) as provided in Section 5.2 below, or (ii) at any time after Shares have been exchanged for shares of NeoTherapeutics Preferred Stock (Form A), NeoTherapeutics does not beneficially own cash, cash equivalents and marketable securities having an aggregate fair market value of at least Five Million Dollars ($5,000,000), such Purchaser shall have the right to exchange the Shares covered by such Exchange Notice (Form A), or any shares of NeoTherapeutics Preferred Stock (Form A) then owned by Purchaser, as applicable, for NeoTherapeutics 5% Subordinated Convertible Debentures due September 21, 2005, in the form attached hereto as Exhibit I (the "NeoTherapeutics Debentures (Form A)"), having an aggregate principal amount equal to the aggregate liquidation preference of the Shares, or the stated value of the shares of NeoTherapeutics Preferred Stock (Form A), as applicable, surrendered for exchange plus any accrued but unpaid dividends thereon.

                  5.2 EXCHANGE NOTICE; FILING OF DESIGNATIONS. In order to exercise the First Exchange Right, whether for shares of NeoTherapeutics Preferred Stock (Form A) or for NeoTherapeutics Debentures (Form A), a Purchaser shall deliver to NeoTherapeutics, no less than four (4) Trading Days prior to the desired date of exchange, written notice of its intent to exercise the First Exchange Right in the form of the Exchange Notice attached hereto as Exhibit J (each such notice, an "Exchange Notice (Form A)"). Upon receipt of the first Exchange Notice (Form A) for an exchange of Shares for shares of NeoTherapeutics Preferred Stock (Form A), NeoTherapeutics shall have three (3) Trading Days to file the Certificate of Designations in the form attached hereto as Exhibit K (the "NeoTherapeutics Designation (Form A)") setting forth the terms of the NeoTherapeutics Preferred Stock (Form A) with the Secretary of State of the State of Delaware. The NeoTherapeutics Designation (Form A) shall not be filed with the Secretary of State of the State of Delaware prior to NeoTherapeutics' receipt of the first Exchange Notice (Form A) for an exchange of Shares for shares of NeoTherapeutics Preferred Stock (Form A).

                  5.3 CERTIFICATES; DEBENTURES. As promptly as practicable after the filing of the NeoTherapeutics Designation (Form A), if applicable, but in no event later than four (4) Trading Days from its receipt of the Exchange Notice (Form A), NeoTherapeutics shall issue and deliver to a Purchaser exercising a First Exchange Right at its principal office a certificate for the full number of shares of NeoTherapeutics Preferred Stock (Form A) or a NeoTherapeutics Debenture (Form A) for the full aggregate principal amount, as applicable, issuable upon exchange of the Shares, or, if applicable, upon exchange of the shares of NeoTherapeutics Preferred Stock (Form A) and such Purchaser shall surrender its certificate or certificates representing the Shares or shares of NeoTherapeutics Preferred Stock (Form A), as applicable.

                  5.4 RECORD HOLDER. A Purchaser exercising a First Exchange Right will become the holder of record of the NeoTherapeutics Preferred Stock (Form A) or the NeoTherapeutics Debenture (Form A) issued in the exchange as of the close of business on the day the Shares or the shares of NeoTherapeutics Preferred Stock (Form A), as applicable, are surrendered for exchange.

                  5.5 VALID ISSUANCE. NeoTherapeutics represents and warrants to Purchasers that, upon issuance, any NeoTherapeutics Preferred Stock (Form A) issued in exchange for Shares, any shares of NeoTherapeutics' Common Stock issued upon conversion of such NeoTherapeutics Preferred Stock (Form A) in accordance with the terms of the NeoTherapeutics Designation (Form A) and any shares of NeoTherapeutics Common Stock issued upon conversion of NeoTherapeutics Debentures (Form A) in accordance with the terms thereof shall be validly issued, fully paid, non-assessable and free and clear of all Liens, and assuming that the Purchasers make the representations required by Section 5.6 below, such shares of NeoTherapeutics Preferred Stock (Form A), NeoTherapeutics Debentures (Form A) or shares of NeoTherapeutics Common Stock would be offered and issued in compliance with all applicable federal and state securities laws and be exempt from the registration requirements of the Securities Act. Upon issuance of NeoTherapeutics Preferred Stock (Form A) or NeoTherapeutics Debentures (Form
A), NeoTherapeutics will have reserved a number of duly authorized shares of NeoTherapeutics Common Stock for issuance upon conversion of the NeoTherapeutics Preferred Stock (Form A) or NeoTherapeutics Debentures (Form A), as applicable, that is not less than the sum of 200% of the number of shares of NeoTherapeutics Common Stock which would be issuable upon conversion in full of either the NeoTherapeutics Preferred Stock (Form A) or the NeoTherapeutics Debentures (Form
A), assuming such conversion occurred at the respective conversion price on September 21, 2000 and all dividends and interest (as applicable) thereon is paid in shares of NeoTherapeutics Common Stock until the fifth yearly anniversary of the Closing Date, and (ii) the maximum number of shares of NeoTherapeutics Common Stock issuable upon exercise in full of the NeoTherapeutics Warrants.

                  5.6 INVESTMENT REPRESENTATIONS. Notwithstanding the foregoing, no Purchaser shall have the right to deliver an Exchange Notice (Form A) hereunder unless such Purchaser makes the representations and warranties set forth in Sections 4.2-4.10 hereof as of the date of exchange as set forth in the applicable Exchange Notice (Form A).

         6. SECOND RIGHT TO EXCHANGE SHARES FOR NEOTHERAPEUTICS PREFERRED STOCK. In addition to the other rights granted to the Purchasers hereunder, NeoTherapeutics hereby grants the following exchange right (a "Second Exchange Right") to the Purchasers:

                  6.1      EXCHANGE RIGHT.

                           (a) If at any time the closing price of
NeoTherapeutics Common Stock as reported by Nasdaq is below $5.00 for five consecutive trading days, each Purchaser shall have the right, at its option, at any time and from time to time after the fifth such consecutive trading day, to exchange all or a portion of the Shares then held by such Purchaser for a number of shares of Series B Convertible Preferred Stock, $.001 par value per share, of NeoTherapeutics (the "NeoTherapeutics Preferred Stock (Form B)") equal to (i) the aggregate liquidation preference of the Shares surrendered for exchange plus any accrued but unpaid dividends thereon, divided by (ii) the stated value per share of the NeoTherapeutics Preferred Stock (Form B).

                           (b) If (i) at the time a Purchaser delivers an
Exchange Notice (Form B) as provided in Section 6.2 below, or (ii) at any time after Shares have been exchanged for shares of NeoTherapeutics Preferred Stock (Form B), NeoTherapeutics does not beneficially own cash, cash equivalents and marketable securities having an aggregate fair market value of at least Five Million Dollars ($5,000,000), such Purchaser shall have the right to exchange the Shares covered by the Exchange Notice (Form B), or shares of NeoTherapeutics Preferred Stock (Form B) then owned by the Purchaser, as applicable, for NeoTherapeutics 5% Subordinated Convertible Debentures due September 21, 2005, in the form attached hereto as Exhibit L (the "NeoTherapeutics Debentures (Form
B)"), having an aggregate principal amount equal to the aggregate liquidation preference of the Shares, or the stated value of the shares of NeoTherapeutics Preferred Stock (Form B), as applicable, surrendered for exchange plus any accrued but unpaid dividends thereon; provided, that the initial conversion price for any NeoTherapeutics Debentures (Form B) issued in exchange for shares of NeoTherapeutics Preferred Stock (Form B) shall be determined as if such NeoTherapeutics Debentures (Form B) had been issued on the date that such shares of NeoTherapeutics Preferred Stock (Form B) were issued.

                  6.2 EXCHANGE NOTICE; FILING OF DESIGNATIONS. In order to exercise a Second Exchange Right, whether for shares of NeoTherapeutics Preferred Stock (Form B) or for a NeoTherapeutics Debenture (Form B), a Purchaser shall deliver to NeoTherapeutics, no less than four (4) Trading Days prior to the desired date of exchange, written notice of its intent to exercise the Second Exchange Right in the form of the Exchange Notice attached hereto as Exhibit M (the "Exchange Notice (Form B)"). Upon receipt of the first Exchange Notice (Form B) for an exchange of Shares for shares of NeoTherapeutics Preferred Stock (Form B), NeoTherapeutics shall have three (3) Trading Days to file the Certificate of Designations in the form attached hereto as Exhibit N (the "NeoTherapeutics Designation (Form B)") setting forth the terms of the NeoTherapeutics Preferred Stock (Form B) with the Secretary of State of the State of Delaware. The NeoTherapeutics Designation (Form B) shall not be filed with the Secretary of State of the State of Delaware prior to NeoTherapeutics' receipt of an Exchange Notice (Form B) for an exchange of Shares for shares of NeoTherapeutics Preferred Stock (Form B).

                  6.3 CERTIFICATES; DEBENTURES. As promptly as practicable after the filing of the NeoTherapeutics Designation (Form B), if applicable, but in no event later than four (4) Trading Days from its receipt of an Exchange Notice (Form B), NeoTherapeutics shall issue and deliver to a Purchaser exercising a Second Exchange Right at its principal office a certificate for the full number of shares of NeoTherapeutics Preferred Stock (Form B) or a NeoTherapeutics Debenture (Form B) for the full aggregate principal amount, as applicable, issuable upon exchange of the Shares, or, if applicable, upon exchange of the shares of NeoTherapeutics Preferred Stock (Form B) and such Purchaser shall surrender its certificate or certificates representing the Shares or shares of NeoTherapeutics Preferred Stock (Form B), as applicable.

                  6.4 RECORD HOLDER. A Purchaser will become the holder of record of the NeoTherapeutics Preferred Stock (Form B) or the NeoTherapeutics Debenture (Form B) issued in the exchange as of the close of business on the day the Shares are surrendered for exchange.

                  6.5 VALID ISSUANCE. NeoTherapeutics represents and warrants to Purchasers that any NeoTherapeutics Preferred Stock (Form B) issued in exchange for Shares, any shares of NeoTherapeutics' Common Stock issued upon conversion of such NeoTherapeutics Preferred Stock (Form B) in accordance with the terms of the NeoTherapeutics Designation (Form B) and any shares of NeoTherapeutics Common Stock issued upon conversion of NeoTherapeutics Debentures (Form B) in accordance with the terms thereof shall be validly issued, fully paid and non-assessable, and assuming that the Purchasers make the representations required by Section 5.6 below, such shares of NeoTherapeutics Preferred Stock (Form B), NeoTherapeutics Debentures (Form B) or shares of NeoTherapeutics Common Stock would be offered and issued in compliance with all applicable federal and state securities laws and be exempt from the registration requirements of the Securities Act.. NeoTherapeutics agrees to reserve for issuance upon conversion of such NeoTherapeutics Preferred Stock (Form B) or NeoTherapeutics Debentures (Form B), such number of shares of NeoTherapeutics Common Stock as may from time to time be issuable upon such conversion. Upon issuance of NeoTherapeutics Common Stock issued upon conversion of NeoTherapeutics Preferred Stock (Form B) or NeoTherapeutics Debentures (Form B), NeoTherapeutics will have reserved a number of duly authorized shares of NeoTherapeutics Common Stock for issuance upon conversion of the NeoTherapeutics Preferred Stock (Form B) or NeoTherapeutics Debentures (Form B), as applicable, that is not less than the sum of 200% of the number of shares of NeoTherapeutics Common Stock which would be issuable upon conversion in full of either the NeoTherapeutics Preferred Stock (Form B) or the NeoTherapeutics Debentures (Form
B), assuming such conversion occurred at the respective conversion price on September 21, 2000 and all dividends and interest (as applicable) thereon is paid in shares of NeoTherapeutics Common Stock until the fifth yearly anniversary of the Closing Date, and (ii) the maximum number of shares of Common Stock issuable upon exercise in full of the NeoTherapeutics Warrants.

                  6.6 INVESTMENT REPRESENTATIONS. Notwithstanding the foregoing, no Purchaser shall have the right to deliver an Exchange Notice (Form B) hereunder unless such Purchaser makes the representations and warranties set forth in Sections 4.2-4.10 hereof as of the date of exchange as set forth in the applicable Exchange Notice (Form B).

         7.       OTHER AGREEMENTS.

                  7.1 FURNISHING OF INFORMATION. As long as a Purchaser owns NeoTherapeutics Securities or Exchange Securities, NeoTherapeutics covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by NeoTherapeutics after the date hereof pursuant to the Exchange Act. So long as a Purchaser owns NeoTherapeutics Securities or Exchange Securities, if NeoTherapeutics is not required to file reports pursuant to such laws, it will prepare and furnish to any Purchaser owning NeoTherapeutics Securities or Exchange Securities, and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act, such information as is required for such Purchaser to sell the NeoTherapeutics Securities or Exchange Securities under Rule 144 promulgated under the Securities Act. NeoTherapeutics further covenants that it will take such further action as any holder of NeoTherapeutics Securities or Exchange Securities may reasonably request, all to the extent required from time to time to enable such person or entity to sell NeoTherapeutics Securities or Exchange Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.

                  7.2 VOTING. During the period in which it owns NeoGene Securities, NeoTherapeutics Securities or Exchange Securities, each Purchaser agrees to vote each voting security of each such company held by such Purchaser as directed by such company's management in all matters on which the holder of such security is entitled to vote.

                  7.3 ACKNOWLEDGEMENT OF DILUTION.

                           (a) NeoGene acknowledges that the issuance of the
NeoGene Common Stock upon conversion of the Shares will result in dilution of the outstanding shares of NeoGene Common Stock, which dilution may be substantial under certain conditions. NeoGene further acknowledges that its obligation to issue NeoGene Common Stock upon conversion of the Shares is unconditional and absolute, subject to the limitations set forth herein and in the NeoGene Determination, regardless of the effect of any such dilution.

                           (b) NeoTherapeutics acknowledges that in the event
NeoTherapeutics Preferred Stock (Form A), NeoTherapeutics Preferred Stock (Form
B), NeoTherapeutics Debentures (Form A) or NeoTherapeutics Debentures (Form B) are issued to the Purchasers pursuant to Section 5 or 6, the issuance of NeoTherapeutics Common Stock upon the conversion of NeoTherapeutics Preferred Stock (Form A), NeoTherapeutics Preferred Stock (Form B), NeoTherapeutics Debentures (Form A) or NeoTherapeutics Debentures (Form B), will result in dilution of the outstanding shares of NeoTherapeutics Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligation to issue NeoTherapeutics Common Stock upon the conversion of NeoTherapeutics Preferred Stock (Form A), NeoTherapeutics Preferred Stock (Form B), NeoTherapeutics Debentures (Form A) or NeoTherapeutics Debentures (Form B) is unconditional and absolute, subject to the limitations set forth herein or in the NeoTherapeutics Designation (Form A), the NeoTherapeutics Designation (Form B), the NeoTherapeutics Debenture (Form A) or the NeoTherapeutics Debenture (Form B), as applicable, regardless of the effect of any such dilution.

                  7.4 INTEGRATION. NeoGene and NeoTherapeutics shall not, and shall use their best efforts to ensure that, no affiliate shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities
Act) that would be integrated with the offer or sale of the securities contemplated in this Agreement in a manner that would require the registration under the Securities Act of the sale of the securities sold pursuant to this Agreement to the Purchasers or that would be integrated with the offer or sale of the securities sold pursuant to this Agreement for purposes of the rules and regulations of the Nasdaq Stock Market.

                  7.5 INCREASE IN AUTHORIZED SHARES. If on any date NeoTherapeutics would be, if a notice of conversion or exercise (as the case may be) were to be delivered on such date, precluded from issuing (a) 200% of the number of shares of NeoTherapeutics Common Stock as would then be issuable upon a conversion in full of the NeoTherapeutics Preferred Stock (Form A), the NeoTherapeutics Preferred Stock (Form B), the NeoTherapeutics Debentures (Form
A) or the NeoTherapeutics Debentures (Form B) (as the case may be), and (b) the number of shares of NeoTherapeutics Common Stock issuable upon exercise in full of the NeoTherapeutics Warrants (the "Current Required Minimum"), in either case, due to the unavailability of a sufficient number of authorized but unissued or reserved shares of NeoTherapeutics Common Stock, then the Board of Directors of NeoTherapeutics shall promptly (and in any case, within 60 Trading Days from such date) prepare and mail to the stockholders of NeoTherapeutics proxy materials requesting authorization to amend the NeoTherapeutics Certificate increase the number of shares of NeoTherapeutics Common Stock which NeoTherapeutics is authorized to issue to at least such number of shares as is reasonably adequate to enable NeoTherapeutics to comply with its issuance, conversion, exercise and reservation of shares obligations as set forth in this Agreement, the NeoTherapeutics Designation (Form A), the NeoTherapeutics Designation (Form B), the NeoTherapeutics Debentures (Form A) or the NeoTherapeutics Debentures (Form B) and the NeoTherapeutics Warrants (the sum of
(x) the number of shares of NeoTherapeutics Common Stock then outstanding plus all shares of NeoTherapeutics Common Stock issuable upon exercise of all outstanding options, warrants and convertible instruments, and (y) the Current Required Minimum, shall be a reasonable number). In connection therewith, the Board of Directors shall (a) adopt proper resolutions authorizing such increase,
(b) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the stockholders no later than the earlier to occur of the 60th day after delivery of the proxy materials relating to such meeting and the 90th day after request by a holder of securities to issue the number of shares of NeoTherapeutics Common Stock in accordance with the terms hereof) and (c) within five Trading Days of obtaining such stockholder authorization, file an appropriate amendment to the Company's certificate of incorporation to evidence such increase.

                  7.6      RIGHT OF FIRST REFUSAL.

                           (a) Subject to Section 7.6(b) below, neither
NeoTherapeutics or NeoGene shall, directly or indirectly, sell, grant any option to purchase, or otherwise dispose of (or announce any sale, grant or any option to purchase or other disposition) any of its or its affiliates' equity or equity-equivalent securities in a transaction intended to be exempt or not subject to registration under the Securities Act (a "Subsequent Placement") until the earlier to occur of (i) the first anniversary of the Closing Date or
(ii) with respect to each Purchaser, such time as the sum of (A) the aggregate liquidation preference of Shares then held by such Purchaser, (B) the aggregate stated value of Shares that were converted into shares of NeoGene

Common Stock then held by such Purchaser, (C) the aggregate stated value of shares of NeoTherapeutics Preferred Stock (Form A) and NeoTherapeutics Preferred Stock (Form B) then held by such Purchaser, (D) the aggregate principal amount of NeoTherapeutics Debentures (Form A) and NeoTherapeutics Debentures (Form B) then held by such Purchaser, (E) the aggregate stated value of shares of NeoTherapeutics Preferred Stock (Form A) and NeoTherapeutics Preferred Stock (Form B) that were converted into shares of NeoTherapeutics Common Stock then held by such Purchaser, and (F) the aggregate principal amount of NeoTherapeutics Debentures (Form A) and NeoTherapeutics Debentures (Form B) that were converted into shares of NeoTherapeutics Common Stock then held by such Purchaser, is less than $625,000, unless (i) NeoTherapeutics or NeoGene (as applicable) delivers to each Purchaser a written notice (the "Subsequent Placement Notice") of its intention to effect such Subsequent Placement, which Subsequent Placement Notice shall describe in reasonable detail the proposed terms of such Subsequent Placement, the amount of proceeds intended to be raised thereunder, the person or entity with whom such Subsequent Placement shall be effected, and attached to which shall be a term sheet or similar document, or definitive documents, relating thereto and (ii) such Purchaser shall not have notified NeoTherapeutics or NeoGene (as applicable) by 5:30 p.m. (New York City time) on the second (2nd) Trading Day after its receipt of the Subsequent Placement Notice of its willingness to cause such Purchaser to provide (or to cause its sole designee to provide), financing to NeoTherapeutics or NeoGene on the same terms set forth in the Subsequent Placement Notice, subject to completion of mutually acceptable documentation. If the Purchasers shall fail to notify NeoTherapeutics or NeoGene (as applicable) within such time period of their intention to provide (or to cause its sole designee to provide) such financing, NeoTherapeutics or NeoGene (as applicable) may effect the Subsequent Placement substantially upon the terms and to the persons or entities (or affiliates of such persons or entities) set forth in the Subsequent Placement Notice; provided, that NeoTherapeutics or NeoGene shall provide the Purchasers with a second Subsequent Placement Notice, and the Purchasers shall again have the right of first refusal set forth above in this Section 7.6(a), if the Subsequent Placement subject to the initial Subsequent Placement Notice shall not have been consummated for any reason substantially on the terms set forth in such Subsequent Placement Notice within thirty (30) Trading Days after the date of the initial Subsequent Placement Notice with the person or entity (or an affiliate of such person or entity) identified in the Subsequent Placement Notice. The rights of the Purchasers under this Section shall apply to each Subsequent Placement contemplated by NeoTherapeutics or NeoGene, regardless of any prior waivers or non-participation. If the Purchasers shall indicate a willingness to provide financing in excess of the amount set forth in the Subsequent Placement Notice, then each Purchaser shall be entitled to provide financing pursuant to such Subsequent Placement Notice up to an amount equal to such Purchaser's pro rata portion of the Shares purchased under this Agreement, but NeoTherapeutics shall not be required to accept financing from the Purchasers in an amount less than or in excess of the amount set forth in the Subsequent Placement Notice.

                           (b) Notwithstanding anything to the contrary
contained in this Agreement, the provisions of Section 7.6(a) shall not apply to: (i) the granting of options or warrants to employees, officers, directors, consultants and other service providers, and the issuance of shares upon exercise of options granted, under any stock option plan heretofore or hereinafter duly adopted by NeoTherapeutics or NeoGene (as applicable), (ii) shares of NeoTherapeutics Common Stock or NeoGene Common Stock issuable upon exercise of currently outstanding options and warrants, upon conversion of any currently outstanding convertible securities of NeoTherapeutics or NeoGene (as applicable) or pursuant to other outstanding rights to acquire NeoTherapeutics Common
Stock or NeoGene Common Stock, in each case to the extent disclosed in
Section 3.2 of the NeoTherapeutics Schedule of Exceptions or Section 2.2 of the NeoGene Schedule of Exceptions but not with respect to any amendment or modification thereof, and convertible securities issued in compliance with this
Section 7.6, (iii) shares of NeoTherapeutics Common Stock issuable upon conversion of the NeoTherapeutics Preferred Stock (Form A), the NeoTherapeutics Preferred Stock (Form B), the NeoTherapeutics Debentures (Form A) or the NeoTherapeutics Debentures (Form B) (as the case may be) and upon exercise of the NeoTherapeutics Warrants in accordance with the terms thereof, (iv) shares of NeoGene Common Stock issuable upon conversion of the Shares and upon exercise of the NeoGene Warrants, (v) shares of NeoTherapeutics Common Stock or NeoGene Common Stock issuable in connection with a Strategic Transaction (as defined below), (vi) an underwritten public offering of the NeoTherapeutics Common Stock or NeoGene Common Stock resulting in net proceeds to NeoTherapeutics or NeoGene (as applicable) in excess of $10,000,000, (vii) securities issuable by NeoGene or NeoTherapeutics to Brighton Capital, Ltd. in connection with this transaction and the issuance of shares upon exercise or conversion thereof, (vii) warrants to be issued by NeoTherapeutics to Kingsbridge Capital Limited to purchase 25,000 shares of NeoTherapeutics Common Stock and the issuance of shares upon exercise thereof, (viii) the granting of warrants to purchase up to 10,000 shares of NeoTherapeutics Common Stock in connection with equipment leasing or other debt financing transactions and (ix) a single issuance of shares of NeoTherapeutics Common Stock, at a discount of up to 10% of the market price of the NeoTherapeutics Common Stock at the time of such issuance and, in connection therewith, the issuance of warrants to purchase NeoTherapeutics Common Stock at a price no less than 10% of the market price of the NeoTherapeutics Common Stock at the time of such issuance, and (x) the issuance of shares of NeoTherapeutics Common Stock or warrants to purchase NeoTherapeutics Common Stock as payment of any placement fee. For purposes of this Section 7.6, a "Strategic Transaction" shall mean a transaction or relationship in which NeoTherapeutics or NeoGene issues shares of NeoTherapeutics Common Stock or NeoGene Common Stock (as applicable), or securities exercisable or convertible into shares of NeoTherapeutics Common Stock or NeoGene Common Stock (as applicable), to an entity which is, itself or through its subsidiaries, an operating company in a business related to the business of NeoTherapeutics and in which NeoTherapeutics receives material benefits in addition to the investment of funds, but shall not include a transaction in which NeoTherapeutics is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities (such entity, a "Strategic Partner").

                           (c) Except for (i) "Registrable Securities" (as such
term is defined in the NeoTherapeutics Rights Agreement) to be registered pursuant to the NeoTherapeutics Rights Agreement, and securities of NeoTherapeutics as set forth in Schedule 6(b) of the NeoTherapeutics Rights Agreement to be registered, and (ii) NeoTherapeutics Common Stock permitted to be issued pursuant to Section 7.6(b), NeoTherapeutics shall not, for a period of not less than 90 Trading Days after the date on which the first Registration Statement (as such term is defined in the NeoTherapeutics Rights Agreement) is declared effective by the Commission, without the prior written consent of the Purchasers, (i) issue or sell any of its or any of its affiliates' equity or equity-equivalent securities pursuant to Regulation S promulgated under the Securities Act, or (ii) file a registration statement for the issuance or resale of any securities of NeoTherapeutics. Any days during such 90 Trading Day period that a Purchaser, by action of

NeoTherapeutics or the Commission, is not permitted or unable to utilize the prospectus or otherwise to sell Registrable Securities under the Registration Statement (as such term is defined in the NeoTherapeutics Rights Agreement) shall be added to such 90 Trading Day period for the purposes of this Section.

                           (d) The rights of first refusal and limitations on
registration set forth in this Section 7.6 are intended, with respect to each Purchaser to supercede and replace any and all similar rights or limitations currently held by such Purchaser and all such rights and limitations are hereby terminated.

                  7.7 CERTAIN SECURITIES LAWS DISCLOSURES; PUBLICITY. NeoTherapeutics shall: (i) on the Closing Date, issue a press release acceptable to the Purchasers disclosing the transactions contemplated hereby, (ii) file with the Commission a Report on Form 8-K or Form 10-Q (as applicable) disclosing the transactions contemplated hereby within ten (10) Trading Days after the Closing Date, and (iii) timely file with the Commission a Form D promulgated under the Securities Act as required under Regulation D promulgated under the Securities Act and provide a copy thereof to the Purchasers promptly after the filing thereof. NeoTherapeutics shall, no less than two (2) Trading Days prior to the filing of any disclosure required by clauses (ii) and (iii) above, provide a copy thereof to the Purchasers. NeoTherapeutics and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications pertaining to the transactions contemplated hereby without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law or such consent can not reasonably be expected to be received prior to the time required to complete such filing or make such statement in accordance with such applicable law, in which such case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, NeoTherapeutics shall not publicly disclose the name of a Purchaser, or include the name of a Purchaser in any filing with the Commission, or any regulatory agency, trading facility or stock market without the prior written consent of such Purchaser, except to the extent such disclosure is required by law, in which case NeoTherapeutics shall provide such Purchaser with prior notice of such disclosure.

                  7.8 TRANSFER OF INTELLECTUAL PROPERTY RIGHTS. Except in connection with the sale of all or substantially all of the assets of either NeoGene or NeoTherapeutics, prior to the 180th day after the Closing Date, neither NeoTherapeutics or NeoGene shall sell or otherwise dispose of any NeoGene Intellectual Property Rights or NeoTherapeutics Intellectual Property Rights or allow any of the NeoGene Intellectual Property Rights or NeoTherapeutics Intellectual Property Rights to become subject to any Liens, or fail to renew such NeoGene Intellectual Property Rights or NeoTherapeutics Intellectual Property Rights (if renewable and it would otherwise lapse if not renewed), without the prior written consent of the Purchasers. Notwithstanding the foregoing, both NeoTherapeutics and NeoGene may license the right to promote and use their respective Intellectual Property Rights to Strategic Partners in the ordinary course of its business without the prior consent of the Purchasers.

                  7.9 USE OF PROCEEDS. NeoGene shall use the net proceeds obtained hereunder for working capital purposes and not to redeem any NeoGene equity or equity-equivalent securities, except as may be expressly permitted by the Transaction Documents. Pending application of the proceeds of this placement in the manner permitted hereby, NeoGene will invest such proceeds in interest bearing accounts and/or short-term, investment grade interest bearing securities.

                  7.10 REIMBURSEMENT. If any Purchaser, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by or against any person or entity, including stockholders of either NeoTherapeutics or NeoGene, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, NeoGene will reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation and preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which any of the Purchasers is a named party, NeoGene will pay such Purchaser the charges, as reasonably determined by such Purchaser, for the time of any officers or employees of such Purchaser devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearings, trials, and other proceedings relating to the subject matter of this Agreement. The reimbursement obligations of NeoGene under this paragraph shall be in addition to any liability which NeoGene may otherwise have, shall extend upon the same terms and conditions to any affiliates of the Purchasers who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchasers and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of NeoGene, the Purchasers and any such affiliate and any such person or entity. NeoGene also agrees that neither the Purchasers nor any such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to assert claims on behalf of or in right of NeoGene in connection with or as a result of the consummation of the Transaction Documents except to the extent that any losses, claims, damages, liabilities or expenses incurred by NeoGene result from the gross negligence or willful misconduct of the applicable Purchaser or entity in connection with the transactions contemplated by this Agreement.

                  7.11 INDEPENDENT NATURE OF PURCHASERS' OBLIGATIONS AND RIGHTS. The obligations of each Purchaser hereunder is several and not joint with the obligations of any other Purchaser hereunder, and neither Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

         8.       MISCELLANEOUS.

                  8.1 SURVIVAL OF WARRANTIES. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of NeoGene, NeoTherapeutics and each Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing; provided, however, that such representations and warranties are only made as of the date of such execution and delivery and as of such Closing.

                  8.2 TRANSFER; SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties as are permitted by this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  8.3 GOVERNING LAW. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of NeoTherapeutics and its stockholders. The corporate laws of the State of California shall govern all issues concerning the relative rights of NeoGene and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. NeoGene, NeoTherapeutics and each Purchaser hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each of NeoGene, NeoTherapeutics and each Purchaser hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to NeoGene and NeoTherapeutics at the addresses in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

                  8.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

                  8.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  8.6 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed (a) if to NeoTherapeutics or NeoGene, to 157 Technology Drive, Irvine, California 92618, Attention: Chief Financial Officer or via facsimile to (949) 788-6706, with a copy to Latham & Watkins, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626-1925, Attention: Alan W. Pettis, or via facsimile to (714) 755-8290, or (b) if to a Purchaser, to the address listed below such Purchaser's signature on the signature page hereto, with a copy to Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104, attention Eric L. Cohen, Esq.

                  8.7 FINDER'S FEE. Other than those fees owed by NeoGene to Brighton Capital, Ltd., each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless NeoGene from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which a Purchaser or any of its officers, employees, or representatives is responsible. NeoGene and NeoTherapeutics agree to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which NeoGene or any of its officers, employees or representatives is responsible.

                  8.8 FEES AND EXPENSES. NeoGene, NeoTherapeutics and each Purchaser shall each bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby; provided, however, that NeoGene shall reimburse the Purchasers, in the aggregate, $25,000 for the fees and expenses the Purchasers incurred on their behalf with respect to this Agreement and the transactions contemplated hereby, which amount may be deducted by the Purchasers from the Purchase Price payable to NeoGene and paid directly by the Purchasers to Robinson Silverman Pearce Aronsohn & Berman LLP.

                  8.9 ATTORNEY'S FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreements or the NeoTherapeutics Rights Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  8.10 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of NeoGene, NeoTherapeutics and each Purchaser. Any amendment or waiver effected in accordance with this Section 8.10 shall be binding upon the Purchasers, NeoGene, NeoTherapeutics and each transferee of the NeoGene Securities, the NeoTherapeutics Securities, and the Exchange Securities.

                  8.11 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. Until such time as the parties have agreed upon an enforceable replacement for such provision, (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

                  8.12 DELAYS OR OMISSIONS; REMEDIES CUMULATIVE. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

                  8.13 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly canceled.

                  8.14 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

                  8.15 CONFIDENTIALITY. Subject to the terms hereof, NeoGene, NeoTherapeutics and each Purchaser each agree that, except with the prior written permission of the applicable party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of securities purchased hereunder. The provisions of this Section 8.15 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby. Each of NeoGene and NeoTherapeutics agrees that it will not provide Purchasers or their agents or counsel with any information that constitutes or might constitute material non-public information.

                  8.16 RELIANCE. Each Purchaser acknowledges that it is not relying upon any person or entity, other than NeoGene and its representatives or NeoTherapeutics and its representatives, in making its investment or decision to invest in NeoGene and NeoTherapeutics, respectively.

                  8.17 JOINT AND SEVERAL LIABILITY. NeoGene and NeoTherapeutics will be jointly and severally liable for the representations, warranties, covenants or other obligations of NeoGene and NeoTherapeutics set forth in this Agreement.

         The parties have executed this Securities Purchase Agreement as of the date first written above.

NEOGENE TECHNOLOGIES, INC.             MONTROSE INVESTMENTS LTD.


By:                                    By:
      ---------------------------           ------------------------------------
      Samuel Gulko                           Name:  William E. Rose
      Chief Financial Officer                Title:    Authorized Signatory

                                       Address:
                                       Montrose Investments Ltd.
                                       300 Crescent Court, Suite 700
                                       Dallas, TX 75201
                                       Facsimile: (214) 758-1221
                                       Attn: Will Rose and Kim Rozman

NEOTHERAPEUTICS, INC.                  STRONG RIVER INVESTMENTS, INC.


By:                                    By:
      ---------------------------           ------------------------------------
      Samuel Gulko                           Name:
      Chief Financial Officer                Title:

                                       Address:
                                       Strong River Investments, Inc.
                                       c/o Gonzalez-Ruiz 7 Aleman (BVI) Limited
                                       Wickhams Cay I, Vanterpool Plaza
                                       P.O. Box 873
                                       Road Town, Tortolla, BVI